[Form of information sheet directed to specific recipients]

CACI INTERNATIONAL INC CORPORATE GOVERNANCE SUMMARY

I.   Absence of Anti-Takeover Devices:

  No poison pill
  No staggered board
  A single class of voting stock
  Shareholder action by consent authorized

II.   A High Level of Director Independence

  Nine of ten present directors are outsiders
  Ten of eleven management candidates for election are outsiders
  The Audit and Compensation Committees are composed entirely of outsiders
  As reflected in proxy statements, the Company engages in very few transactions with Directors outside of standard Board duties
  A dissident shareholder has been on the Board since December, 1993

III.   Board Processes Employ Institutionalized Best Practices

  At each organizational meeting the Board is briefed by outside counsel on its fiduciary duties and standard of care under Delaware law
  Each Director is required to sign a Director's Code of Business Ethics and Conduct
  The Audit and Compensation Committees each have a charter and annually review performance against such charter
  Periodic engagement of financial advisors to study alternatives available for enhancing shareholder value (1992, 1995 and 1999)
  Regular consultation with outside counsel and financial advisors in assessing significant corporate actions (for example, during calendar 1999, the Board has held twelve (12) special meetings to address issues raised by expressions of interest in purchasing the Company. Outside counsel has participated in all twelve (12) of the meetings, and Investment Bankers have participated in ten (10) of such meetings).